Exhibit 99.1

	CONTACT:	Brad Forsyth
Chief Financial Officer
(415) 408-4700
NEWS RELEASE

Willis Lease Finance Closes New and Expanded Revolving Credit Facility for $345 Million

NOVATO, CA – November 21, 2011 – Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today announced that it has closed a new revolving credit facility. The $345 million credit facility, with an interest rate equal to LIBOR plus 2.75%, is available to Willis Lease on a revolving basis for five years through November 2016. The credit facility is provided by a syndicate of banks led by Union Bank, N.A., as Administrative Agent, Joint Lead Arranger and Sole Bookrunner, Wells Fargo Bank, National Association as Syndication Agent, Wells Fargo Securities, LLC as Joint Lead Arranger, and U.S. Bank, N.A., as Documentation Agent and Joint Lead Arranger. This credit facility and other credit facilities support the company and its subsidiaries in financing its lease portfolio which stood at $961 million as of September 30, 2011.

“The strong interest by the banking community to participate in this financing is a significant endorsement of our business,” said Charles F. Willis, Chairman and CEO. “The terms of this agreement are significantly better than the prior one, with the total funding available increasing by $60 million, the term lengthened to five years from three years for the existing facility, and the pricing improved with a reduction of 75 basis points in the margin paid over LIBOR.”

“We are particularly pleased with the banks in the United States that have not only renewed their commitment to Willis Lease, but have substantially expanded their participation in our credit facility,” said Donald A. Nunemaker, President. “With a current balance outstanding of $208 million, we have $137 million in funds available to us under the new facility.”

The $345 million revolving credit facility has the ability to be expanded to $450 million, through increased commitments from current lenders or the addition of new lenders to the facility.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers, air cargo carriers and maintenance, repair and overhaul facilities worldwide. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Note: Transmitted on GlobeNewswire on November 21, 2011 at 5:00 a.m. PST.